UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2012

ENTROPIC COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33844	33-0947630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6290 Sequence Drive

San Diego, CA 92121

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 768-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On November 28, 2012, Entropic Communications, Inc. (the “Company”) committed to a program to rebalance its operations in an attempt to leverage synergies from its acquisitions, optimize resources around the projects and customers that drive the maximum growth of its businesses, and meet its financial objectives.

Specifically, the Company is reducing its personnel by 40 employees or approximately 6% of its workforce. As a result, the Company expects to incur a pre-tax restructuring charge of approximately $0.9 million in the fourth quarter of 2012, representing employee-related costs which will result in cash expenditures of approximately $0.9 million, the majority of which is expected to be paid during the fourth quarter of 2012.

The Company currently estimates that the full annualized costs associated with the 40 employees is approximately $4.2 million.

Forward-Looking Statements

Statements in this Current Report on Form 8-K that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty, including, but not limited to, the cost savings and other benefits that the Company anticipates will result from the rebalancing of its operations, which is prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, the Company’s ability to successfully implement its rebalancing program to leverage synergies and optimize its resources; the impact of the rebalancing program on the Company’s business, including a potential adverse effect on revenues and the Company’s other financial results; unanticipated charges not currently contemplated that may occur as a result of the rebalancing program, and risks and other uncertainties more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. These forward-looking statements speak only as of the date hereof, and the Company expressly disclaims any intent or obligation to update these forward-looking statements.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENTROPIC COMMUNICATIONS, INC.

Dated: December 3, 2012	By:	/s/ Lance W. Bridges
Lance W. Bridges, Esq.
Senior Vice President and General Counsel

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